Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS FOR THE 2019 FIRST QUARTER

OKLAHOMA CITY, Oklahoma…April 30, 2019… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the first quarter ended Mach 31, 2019.

First Quarter Highlights

•	Net sales of $94.2 million for the first quarter of 2019, compared to net sales of $100.5 million for the first quarter of 2018.
•	Net loss from continuing operations of $11.5 million for the first quarter of 2019, compared to net loss from continuing operations of $5.6 million for the first quarter of 2018.
•

Adjusted EBITDA(1) of $18.1 million for the first quarter of 2019, compared to $23.1 million for the first quarter of 2018 ($21.7 million was originally reported for the first quarter of 2018 including $0.3 million of turnaround and $1.1 million of consulting costs).

“We had solid operating performance at our facilities and benefited from favorable agricultural product pricing trends in the first quarter,” stated Mark Behrman, LSB’s President and CEO. “Overall, we were pleased with the operating performance of our facilities, with our ammonia plants averaging a 93% on-stream rate for the quarter. More importantly, over the past three quarters, our ammonia plants have collectively averaged a 94% on-stream rate, which represents our target for 2019.  However, these positive factors were offset by reduced sales volumes resulting from cold, wet weather throughout much of the Midwest during the first three months of the year, which delayed the start of the spring fertilizer application season and weighed on our net sales and Adjusted EBITDA.”

“Despite the weather-related volume decline, we did see continued improvement in pricing for our agricultural products as we expected heading into the year.  Net pricing per ton for UAN, agricultural ammonia, and HDAN increased 54%, 12%, and 5%, respectively, compared to the first quarter of 2018.  Pricing for industrial products was lower for the quarter compared to the first quarter of 2018 mainly due to a decline in the Tampa ammonia benchmark price, which is the relevant index used to price many industrial products.  The impact of an overall poor fall and spring application season in U.S. agricultural markets led to a build in ammonia inventory across the distribution channel resulting in downward pressure on Tampa ammonia benchmark pricing.”

Mr. Behrman continued, “With respect to the second quarter, despite the challenging weather, which has persisted so far in April, based on our order book and recent shipment activity, we expect a meaningful improvement in net sales and adjusted EBITDA both sequentially and as compared to a year ago.  Looking at 2019 overall, we expect full-year growth in net sales and adjusted EBITDA relative to 2018 driven by continued improvement in operations and year-over-year improvement in product pricing.”

Mr. Behrman concluded, “We remain highly focused on the aspects of our business that are within our control, with our operational consistency being our primary lever for financial performance improvement.  While we have more work to do in this regard, the on-stream rates of our ammonia plants over the past three quarters indicate that we have made much progress with the way we run and maintain these plants.  We anticipate that these operational improvements, combined with our continued focus on sales initiatives, should collectively drive expanding profitability and cash flow in the quarters and years to come, ultimately leading to an improved capital structure and greater value for our shareholders.”

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(1) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

	Three Months Ended March 31,
	2019		2018
	(Dollars in millions)
Net Sales by Market Sector	Net Sales	Sector Mix	Net Sales	Sector Mix	% Change
Agricultural	$ 46.8	50%	$ 52.3	52%	(10) %
Industrial	37.9	40%	38.1	38%	(1) %
Mining	9.5	10%	10.1	10%	(6) %
	$94.2		$100.5		(6) %

Comparison of 2019 to 2018 periods:

•

Net sales of our agricultural products declined during the quarter relative to the prior year period as a result of lower sales volumes of agricultural ammonia, UAN, and HDAN, reflecting continued unfavorable weather conditions throughout the Midwest during the quarter.  Partially offsetting the reduced sales volumes were higher prices for all of our agricultural products.

•

Net sales of our industrial products were stable as improved volume reflecting the continued strong U.S. economy was offset by lower pricing.  Selling prices for our industrial ammonia are principally indexed to Tampa ammonia benchmark pricing.  The aforementioned weather-related weakness in demand for agricultural products, including ammonia, resulted in a significant increase in storage levels across the distribution channel and a resulting softening in the Tampa ammonia benchmark price.

•

Operating income declined in the quarter relative to the prior year period primarily due to weaker product sales coupled with the impact of modestly higher natural gas prices and higher freight costs related to the weather challenges during the quarter which was partially offset by lower selling, general, and administrative costs.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended March 31,
Product (tons sold)	2019	2018	% Change
Urea ammonium nitrate (UAN)	94,577	102,202	(7) %
High density ammonium nitrate (HDAN)	59,845	92,713	(35) %
Ammonia	19,205	32,996	(42) %
Other	3,328	4,183	(20) %
	176,955	232,094	(24) %
Average Selling Prices (price per ton) (A)
UAN	$213	$ 138	54%
HDAN	$232	$ 220	5%
Ammonia	$357	$ 320	12%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial products:

	Three Months Ended March 31,
Product (tons sold)	2019	2018	% Change
Ammonia	74,834	68,098	10%
Nitric acid, excluding Baytown	22,375	20,213	11%
Other Industrial Products	8,274	8,612	(4) %
	105,483	96,923	9%

The following table indicates the volumes sold of our major Mining products:

	Three Months Ended March 31,
Product (tons sold)	2019	2018	% Change
LDAN/HDAN/AN solution	36,615	38,179	(4) %
Input Costs
Average natural gas cost/MMBtu	$ 2.91	$ 2.79	4%

Financial Position and Capital Expenditures

As of March 31, 2019, our total cash position was $21.7 million. Additionally, we had approximately $40.1 million of borrowing availability under our Working Capital Revolver.  Total long-term debt, including the current portion, was $425.2 million at March 31, 2019.  The aggregate liquidation value of the Series E Redeemable Preferred at March 31, 2019, inclusive of accrued dividends of $80 million, was $219 million.

Interest expense for the first quarter of 2019 was $11.0 million compared to $9.3 million for the same period in 2018.  The increase in interest expenses reflects the refinancing of our senior notes which was completed in the second quarter of 2018.

Capital expenditures were approximately $7.1 million in the first quarter of 2019. For the full year of 2019, total capital expenditures are expected to be between $30 million and $35 million.

Conference Call

LSB’s management will host a conference call covering the first quarter results on Wednesday, May 1, 2019 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments.  Participating in the call will be President & Chief Executive Officer, Mark Behrman, Senior Vice President & Chief Financial Officer, Cheryl Maguire and Executive Vice President of Manufacturing, John Diesch. Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future Turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital expenditures for 2019; reduction of SG&A expenses; volume outlook and our ability to complete plant repairs as anticipated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct.  Actual results may differ materially from the forward-looking statements as a result of various factors.  These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2018 and, if applicable, our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements.  We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, President & CEO Cheryl Maguire, Senior Vice President & CFO (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Kevin Towle (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three Months Ended March 31,

	March 31,
	Three Months Ended
	2019	2018
	(In Thousands, Except Per Share Amounts)
Net sales	$94,152	$100,450
Cost of sales	86,834	90,357
Gross profit	7,318	10,093

Selling, general and administrative expense	7,224	8,303
Other expense (income), net	23	(94)
Operating income	71	1,884

Interest expense, net	10,987	9,306
Non-operating other expense (income), net	224	(909)
Loss before provision (benefit) for income taxes	(11,140)	(6,513)
Provision (benefit) for income taxes	400	(922)
Net loss	(11,540)	(5,591)

Dividends on convertible preferred stocks	75	75
Dividends on Series E redeemable preferred stock	7,256	6,338
Accretion of Series E redeemable preferred stock	496	1,599
Net loss attributable to common stockholders	$(19,367)	$(13,603)

Basic and dilutive net loss per common share:	$(0.69)	$(0.49)

LSB Industries, Inc.

Consolidated Balance Sheets

	March 31,	December 31,
	2019	2018
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$21,705	$26,048
Accounts receivable	46,524	67,043
Allowance for doubtful accounts	(475)	(351)
Accounts receivable, net	46,049	66,692
Inventories:
Finished goods	30,301	27,726
Raw materials	2,239	1,483
Total inventories	32,540	29,209
Supplies, prepaid items and other:
Prepaid insurance	7,933	10,924
Supplies	25,276	24,576
Other	8,002	8,964
Total supplies, prepaid items and other	41,211	44,464
Total current assets	141,505	166,413

Property, plant and equipment, net	962,538	974,248

Other assets:
Operating lease assets (1)	15,317	—
Intangible and other assets, net	7,109	7,672
	22,426	7,672

	$1,126,469	$1,148,333

(1) Relates to the adoption of ASC 842 associated with lease accounting rules.

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	March 31,	December 31,
	2019	2018
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$49,898	$62,589
Short-term financing	5,863	8,577
Accrued and other liabilities	37,671	42,129
Current portion of long-term debt	12,275	12,518
Total current liabilities	105,707	125,813

Long-term debt, net	412,913	412,681

Noncurrent operating lease liabilities (1)	9,671	—

Other noncurrent accrued and other liabilities	8,373	8,861

Deferred income taxes	57,057	56,612

Commitments and contingencies

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $219,327,000 ($212,071,000 at December 31, 2018)	209,921	202,169
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding; aggregate liquidation preference of $2,845,000 ($2,785,000 at December 31, 2018)	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding; aggregate liquidation preference of $1,207,000 ($1,192,000 at December 31, 2018)	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,283,210 shares issued	3,128	3,128
Capital in excess of par value	198,950	198,482
Retained earnings	134,481	153,773
	339,559	358,383
Less treasury stock, at cost:
Common stock, 2,513,575 shares (2,438,305 shares at December 31, 2018)	16,732	16,186
Total stockholders' equity	322,827	342,197
	$1,126,469	$1,148,333

(1) Relates to the adoption of ASC 842 associated with lease accounting rules.

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G.  These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, plus loss on extinguishment of debt, plus depreciation, depletion and amortization (DD&A) (which includes DD&A of property, plant and equipment and amortization of intangible and other assets), plus provision for income taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP.  Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

	Three Months Ended March 31,
	2019	2018

LSB Consolidated ($ in millions)

Net loss	($11.5)	($5.6)
Plus:
Interest expense	11.0	9.3
Depreciation, depletion and amortization	17.1	18.3
Provision (benefit) for income taxes	0.4	(0.9)
EBITDA	$17.0	$21.1

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss (gain) on sale of a business and other property and equipment, one-time income or fees, certain fair market value adjustments, non-cash stock-based compensation, and consulting costs associated with reliability and purchasing initiatives.    We historically have performed Turnaround activities on an annual basis, however we are moving towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred.  Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year. As a result, we believe it is more meaningful for investors to exclude them from our calculation of adjusted EBITDA used to assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments.  Our policy is to adjust for non-cash, non-recurring, non-operating items that are greater than $0.5 million quarterly or cumulatively.

LSB Consolidated ($ in millions)	Three Months Ended March 31,
	2019	2018

EBITDA:	$17.0	$21.1
Stock-based compensation	0.6	1.4
Loss on disposal of assets	0.2	-
Fair market value adjustment on preferred stock embedded derivatives	0.2	(0.8)
Consulting costs associated with reliability and purchasing initiatives	0.1	1.1
Turnaround costs	-	0.3
Adjusted EBITDA	$18.1	$23.1

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to “net” sales which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended March 31,
	2019	2018

Agricultural sales ($ in millions)	$46.8	$52.3

Less freight	3.2	3.9

Net sales	$43.6	$48.4